NEWS RELEASE
                                              _______________________________

                                        For release: May 5, 1999


    Motorsports Alliance and Route 66 Raceway Announce Transaction and Land
                               Purchase

     The Motorsports Alliance, LLC, a limited liability company jointly owned by the Indianapolis Motor Speedway Corporation (IMSC) and International Speedway Corporation (ISC) (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB), and the owners of Route 66 Raceway, LLC announced today that they have formed a new company, Raceway Associates, LLC. As a result of this transaction, Raceway Associates now owns Route 66 Raceway; a 240 acre motorsports complex located in Joliet, Illinois that includes a state of the art dragstrip, 3/8-mile clay oval and road course test track.
     Raceway Associates has also purchased 930 acres of land adjacent to the Route 66 facilities for the purpose of constructing a new oval superspeedway that could host NASCAR and Indy Racing League events. Construction on the new speedway is expected to begin in the summer of 1999, with racing to commence in the year 2001.
     Raceway Associates, LLC is owned 75% by the Motorsports Alliance, LLC and 25% by the former owners of Route 66 Raceway, LLC.
     In addition, Dale Coyne, who now serves as CEO of the Route 66 Raceway has been named president of Raceway Associates. Also, Joie Chitwood III, has been named vice president / general manger of Raceway Associates.
     "We have been looking forward to this day for a long time," said H. Lee Combs, senior vice president of operations for ISC. "Not only have we found a wonderful location for our new superspeedway, we are excited about our involvement with the NHRA at America's finest drag racing facility. We believe Joliet's established reputation as an entertainment destination enhances our goal of bringing top level NASCAR and Indy Car racing to Chicagoland."
     This new world-class motorsports park would not have been possible without the strong support and encouragement of the City of Joliet and Will County, Illinois," said Kenneth Ungar, Chief of Staff, Indianapolis Motor
Speedway Corporation.   "Community leaders saw the tremendous success of the
Route 66 Raceway and sought to further build on the economic development opportunities presented by motorsports entertainment."
  The proposed new $100 million superspeedway development will be financed through equity of approximately $50 million from the Motorsports Alliance, LLC, and a borrowing of approximately $50 million by Raceway Associates, LLC, which has been obtained from Bank One Corporation and First Union National Bank. The superspeedway will seat approximately 75,000 motorsports fans and is expected to host three major racing event weekends each year, including a Pep Boys Indy Racing League event, featuring the cars and drivers of the legendary Indianapolis 500.
  The partners hope to be awarded a NASCAR Winston Cup Series race, a Busch Grand National Series race and a Craftsman Truck Series Race to complement the existing Route 66 Raceway schedule which includes such prestigious events as the annual National Hot Rod Association (NHRA) FRAM Route 66 Nationals.
  Developers anticipate the new track and grandstand area will occupy approximately 200 acres on a 930 acre plot located adjacent to the Route 66 Raceway near Interstate 80, Interstate 55, and Illinois Route 53.
  Route 66 Raceway opened its inaugural season in 1998 featuring more than
90 racing days. It is host to the nationally televised NHRA FRAM Route 66 Nationals -- featuring top fuel, funny cars, pro stocks, trucks and motorcycle racing. In addition to the drag strip, which affords stadium-style seating for 30,000 race fans, Route 66 Raceway consists of a two-mile, 15-turn road course; a half-mile clay oval; a one-mile off-road track; and a 35-acre paved driving school pad.
  The Motorsports Alliance, LLC is owned 50/50 by IMSC and ISC. ISC owns, operates, or has interests in 11 tracks, including the Daytona International Speedway, home of the renowned Daytona 500. ISC also owns Talladega Superspeedway, Phoenix International Raceway, Darlington Raceway and Watkins Glen and holds a 45 percent interest in the Miami Homestead Speedway. The Indianapolis Motor Speedway is the site of the two best attended one-day sporting events in the world: the Indianapolis 500 for Indy-style cars and the Brickyard 400 for NASCAR. A third race, the Formula One U.S. Grand Prix, is
scheduled for its IMSC debut in 2000.   IMSC also owns the Walt Disney World
Speedway on the grounds of the Magic Kingdom in Orlando.
  While serving as President/CEO for the Route 66 Raceway, among Coyne's responsibilities are establishing the schedule and contract negotiations with all major sanctioning bodies as well as oversee all construction of the facility. In his career, Coyne has also served as president and majority owner of Payton Coyne Racing; as president and sole owner of Dale Coyne Racing; and acting CEO for Championship Auto Racing Teams from 1993-1994.
  Chitwood, manager of administration for the Pep Boys Indy Racing League, is a member of the Chitwood Thrill Show family and has been a precision driver with the famous family. He holds a bachelors degree in business administration and finance and a masters of business administration degree, both from the University of South Florida. He also studied at Cambridge University, England. Joie and his wife Susan will be moving to Joliet in the near future.

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Contact:    Debbie Robinson
            Golin Harris
            312-729-4297